CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated September 25, 2019 for the Fallen Angels Income Fund (the "Fund"), a series of MSS Series Trust, and to all references to our firm included in or made a part of this Post-Effective Amendment No. 40 under the Securities Act of 1933 and Post-Effective Amendment No. 41 under the Investment Company Act of 1940 to the Fund’s Registration Statement on Form N-1A (File Nos. 333-135714 and 811-21927), including the references to our firm under “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

November 26, 2019